FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP ANNOUNCES
PRICING OF $300.0 MILLION SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, November 18, 2014 – Penske Automotive Group, Inc. (NYSE: PAG), an international transportation services company, today announced the pricing of $300.0 million aggregate principal amount of fixed rate Senior Subordinated Notes due 2024 (the “2024 Notes”) at 5.375%. The sale of the 2024 Notes, which is subject to customary closing conditions, is expected to be completed on November 21, 2014.

The company intends to use the net proceeds from the 2024 Notes to repay amounts currently outstanding under the company’s U.S. credit agreement, for general working capital purposes, and to pay fees and expenses in connection with the offering.

The 2024 Notes are being offered solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC’s website, www.sec.gov. Alternatively, you may request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus—requests@baml.com or calling toll-free 1-800-294-1322, RBS Securities Inc. at 1-866-884-2071, J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NJ 11717 or call 866-803-9204, or Wells Fargo Securities, LLC at 1-800-326-5897 or cmclientsupport@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the company’s proposed offering of the 2024 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include, but are not limited to, successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. While the company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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